RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of December 28, 2015 (the “Effective Date”), by and between Sift Media, Inc., a Delaware corporation (the “Company”), and Judson S. Bowman (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser has offered to purchase certain shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), on the terms and conditions hereinafter set forth; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to accept the offer of the Purchaser to purchase certain shares of the Company’s Common Stock on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, the Company shall sell and issue to the Purchaser, and the Purchaser shall purchase from the Company, 5,311,000 shares of Common Stock (the “Restricted Shares”) at a purchase price of $0.0112973 per share. The Restricted Shares shall be subject to the repurchase option set forth in Section 2 of this Agreement. On the date hereof, the Purchaser shall pay the purchase price of the Restricted Shares in cash or by check and, upon receipt of the purchase price of the Restricted Shares, the Company shall deliver to the Purchaser one certificate representing the Restricted Shares.
2.    Repurchase Options.
(a)    Termination of Employment. In the event that the Purchaser’s employment with the Company is terminated prior to December 28, 2019, for any reason, or no reason, with or without cause, the Company shall have the right and option, for a period of sixty (60) days next following the effective date of such termination, to repurchase from the Purchaser, at a price of $0.0112973 per share payable in cash or by check, any or all of the number of Restricted Shares set forth on Schedule A attached hereto and made a part hereof.
(b)    Accelerated Expiration of Repurchase Option Upon Termination Without Cause or For Good Reason. Notwithstanding the provisions of Section 2(a), the Company’s right to repurchase any of the Restricted Shares then subject to repurchase by the Company pursuant to Section 2(a) shall expire and be of no further force or effect if Purchaser’s employment is terminated without Cause in accordance with Section 4(b)(iv) of that certain Employment Agreement between Purchaser and the Company dated on the date hereof (the “Employment Agreement”) or for Good Reason in accordance with Section 4(b)(v) of the

Employment Agreement, as follows, (i) if such termination occurs on or prior to the 6 month anniversary of the Effective Date, the repurchase right with respect to 25% of all of the Restricted Shares held by Executive (including for this purpose all of such Restricted Shares with respect to which the repurchase right had previously expired as set forth on Schedule A as a result of the passage of time) shall expire and be of no further force or effect, or (ii) if such termination occurs after the 6 month anniversary of the Effective Date, and if the repurchase right with respect to less than 50% of all of the Restricted Shares held by Executive have expired as set forth on Schedule A as a result of the passage of time, 50% of all of the Restricted Shares held by Executive (including for this purpose all of such Restricted Shares with respect to which the repurchase right had previously expired as set forth on Schedule A as a result of the passage of time) shall expire and be of no further force or effect; provided, however, that this Section 2(b) shall not become effective unless and until Purchaser executes and delivers a general release in favor of the Company of any and all liability that the Company and its officers, directors, employees, consultants, subsidiaries and affiliates may have to Purchaser in connection with this Agreement, the Employment Agreement, Purchaser’s employment with the Company and Purchaser’s termination, which release shall be in form and substance reasonably acceptable to the Company.
(c)    Accelerated Expiration of Repurchase Right upon Change of Control. Notwithstanding the provisions of Section 2(a), the Company’s right to repurchase all of the Restricted Shares then subject to repurchase by the Company pursuant to Section 2(a) shall expire and be of no further force or effect upon the occurrence of a Change of Control. For the purposes herein, a "Change of Control" shall be deemed to have occurred on the earliest of the following dates: (i) the date on which any entity or person, other than an entity or person who was a beneficial owner of the Company’s securities on the Effective Date, becomes the beneficial owner of more than fifty percent (50%) of the outstanding Common Stock, calculated on a fully-diluted, as-converted basis, by means of a purchase or acquisition of the Company’s securities from one or more stockholders of the Company, whether by tender offer or otherwise; (ii) the date on which the Company consummates a merger, share exchange, consolidation or reorganization that results in the stockholders of the Company immediately prior to such event holding securities or other rights immediately after such event that represent less than fifty percent (50%) of the voting power and equity ownership of the surviving, acquiring or successor entity, or of the parent entity of the surviving, acquiring or successor entity; or (iii) the date on which the Company consummates a sale or other transfer of all or substantially all of its assets to another entity or person unless (A) such entity or person is a subsidiary or parent of the Company or (B) the stockholders of the Company hold securities or other rights that represent at least fifty percent (50%) of the voting power and equity ownership of such entity or person.
3.    Closing. The closing of any repurchase of Restricted Shares pursuant to Section 2 hereof shall be held at the principal office of the Company on a date selected by the Company but not later than the sixtieth (60th) day next following the occurrence of any event giving rise to the Company’s right to repurchase such Restricted Shares. At the closing, the Purchaser shall deliver certificates representing the Restricted Shares being repurchased, duly endorsed for transfer, and shall execute and deliver such other documents as may be reasonably requested by the Company

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to effectuate the repurchase of the Restricted Shares against payment by cash or check of the repurchase price of such Restricted Shares. The Restricted Shares shall be transferred free and clear of all security interests, liens, encumbrances, restrictions and other claims or charges of any kind whatsoever.
4.    Restrictive Legends.
(a)    Securities Act Legend. Certificates representing the Restricted Shares shall bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR TRANSFERRED UNLESS THERE EXISTS AN EFFECTIVE REGISTRATION STATEMENT THEREFOR UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR THE ISSUER HEREOF HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT SUCH SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM REGISTRATION.

(b)    Repurchase Legend. Certificates representing the Restricted Shares shall bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE BY THE ISSUER UPON THE OCCURRENCE OF CERTAIN EVENTS SET FORTH IN THAT CERTAIN RESTRICTED STOCK PURCHASE AGREEMENT BY AND BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF SUCH SHARES.

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(c)    Other Legends. Certificates representing the Restricted Shares shall bear any other legend(s) required by any applicable federal or state securities law or by any other agreement to which the holder thereof is a party or by which the holder thereof is bound.
5.    Representations and Warranties of Purchaser. The Purchaser represents and warrants as follows:
(a)    The Restricted Shares are being acquired by the Purchaser for investment and not with a view to the sale or other distribution of the Restricted Shares and the Purchaser has no present intention of selling or otherwise disposing of the Restricted Shares.
(b)    The Purchaser is acquiring the Restricted Shares for his own account and not for the beneficial interest of any other person or party.
(c)    The Purchaser is an “accredited investor” as defined by the Securities Act of 1933, as amended (the “Act”).
(d)    The Purchaser’s address is as set forth in Section 10 of this Agreement.
(e)    The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the purchase of the Restricted Shares, is able to bear the economic risk of the Restricted Shares and is prepared to hold the Restricted Shares for an indefinite period of time.
(f)    The Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Purchaser considers important to making the decision to purchase the Restricted Shares, has had ample opportunity to ask questions of and receive answers from the Company’s management concerning the purchase of the Restricted Shares and to obtain any and all documents requested in order to supplement or verify any of the information supplied to the Purchaser and the Purchaser is making this investment on the basis of the Purchaser’s own knowledge of the Company and not in reliance upon any representation made by anyone acting on behalf of the Company.
(g)    The Purchaser understands that the Restricted Shares have not been registered under the Act or any applicable state securities laws and that the Restricted Shares may not be sold, assigned, pledged, hypothecated or transferred unless there exists an effective registration statement for the Restricted Shares under the Act and all applicable state securities laws or the Company has received an opinion of counsel, reasonably acceptable to the Company, that such sale, assignment, pledge, hypothecation or transfer is exempt from registration.
(h)    The Purchaser acknowledges that an investment in the Company involves a high degree of risk because, among other reasons, the Company has been recently formed and has no operating history and further acknowledges that Purchaser should not be acquiring the Restricted Shares unless Purchaser can afford to lose the amount invested in its entirety.

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(i)    The Purchaser understands that the Restricted Shares will bear the restrictive legends set forth in Section 4.
6.    Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed within such State, but without reference to the conflicts of law rules of such State.
7.    Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
8.    Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the subject matter hereof, including without limitation those made in the Employment Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Purchaser. The failure of any party to this Agreement to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.
9.    Invalidity. Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.
10.    Notices. Any notices required to be delivered under this Agreement shall be in writing and sent to the address(es) set forth below. Any party may change its address for notice purposes by giving written notice of such change as set forth herein.
To the Company:    Sift Media, Inc.         Copy to:    Morningstar Law Group
621 Sugarberry Road                630 Davis Drive, Suite 200                Chapel Hill, NC 27514            Morrisville, NC 27560
Attn: Board of Directors            Attn: W. H. Johnson III, Esq.

To the Purchaser:    Judson S. Bowman             Copy to:
621 Sugarberry Road                                             Chapel Hill, NC 27514
Attn:

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11.    Captions. The captions contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Company and the Purchaser have entered into this Agreement as of the date first written above.

SIFT MEDIA, INC.                        PURCHASER

By:    /s/ Slawek Pruchnik                    /s/ Judson S. Bowman
Slawek Pruchnik                    Judson S. Bowman
Vice President of Technology